UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2009

Date of Report (Date of earliest event reported)

WATSON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-13305	95-3872914
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

311 Bonnie Circle

Corona, California, 92880

(Address of principal executive offices)  (Zip Code)

(951) 493-5300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 5, 2009, the Board of Directors (the “Board”) of Watson Pharmaceuticals, Inc. (the “Company”) approved and adopted the Company’s Second Amended and Restated Bylaws (the “Amended Bylaws”), to adopt a majority vote standard for directors in an uncontested election of directors.  Under the majority vote standard, in order to be elected to the Board in an uncontested election, a nominee director must receive a greater number of votes “for” than votes “against.”  The Amended Bylaws retain plurality voting for contested elections. Prior to the adoption of the Amended Bylaws, members of the Board were to be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election, whether or not the election was contested.  The Amended Bylaws will become effective following the Company’s 2009 annual meeting of stockholders to be held in May 2009.

The Board also adopted a policy in furtherance of the majority voting standard of the Amended Bylaws. Under the Board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or another duly authorized committee of the Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote.

The foregoing summary of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits

(d)   Exhibits.

3.1        Second Amended and Restated Bylaws of Watson Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2009	By:	/s/ David A. Buchen
David A. Buchen
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Watson Pharmaceuticals, Inc.